Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Closes Canadian Maple Bond Offering for CAD $200 Million

LADERA RANCH, CALIF. – September 24, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, announced that it has closed its previously announced CAD$200 million aggregate principal amount of Series B Senior Unsecured Notes, due September 24, 2030 (the “Notes”). The Notes were issued by SmartStop’s operating partnership, SmartStop OP, L.P. The Notes bear interest at a rate of approximately 3.888% per annum, payable in cash in equal semiannual installments commencing on March 24, 2026. The Notes are rated BBB mid with a Stable Outlook by Morningstar DBRS.

This Maple Bond marks SmartStop’s second senior unsecured Canadian bond offering, a testament to SmartStop’s long-standing and growing presence in the Canadian market with more than 15 years of experience in the GTA (“Greater Toronto Area”). SmartStop intends to use the net proceeds from the offering to repay outstanding indebtedness, fund acquisitions and for general corporate purposes.

“Coming back to the Maple Bond market is a representation of SmartStop’s ability to be opportunistic, raising capital at an attractive cost and reinforcing our position in this particular space,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “With these bonds, we have completed our FX cash flow hedging strategy for the current portfolio, while further laddering out our debt maturities.”

The Notes were offered on an agency basis by a syndicate of agents that included BMO Capital Markets and National Bank Capital Markets who served as Bookrunners , and Scotia Capital Inc. and RBC Dominion Securities Inc. who served as co-managers. McMillan LLP served as SmartStop’s Canadian Counsel, Nelson Mullins Riley & Scarborough LLP served as Issuer’s United States Counsel, Venable LLP served as SmartStop’s Maryland counsel, and Davies Ward Phillips & Vineberg LLP served as Dealers’ Counsel.

The Notes have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 600 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of September 24, 2025, SmartStop has an owned or managed portfolio of 236 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 170,500 units and 19.1 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties in Canada, which total approximately 41,800 units and 4.2 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com

Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com